Exhibit 99.1

Ultragenyx Appoints Howard Horn as Chief Financial Officer and Executive Vice President, Corporate Strategy

NOVATO, Calif. — July 12, 2023 — Ultragenyx Pharmaceutical Inc. (NASDAQ: RARE), a biopharmaceutical company focused on the development and commercialization of novel therapies for rare and ultrarare diseases, today announced that it has appointed Howard Horn as executive vice president and chief financial officer (CFO) effective October 16, 2023. Mr. Horn will be responsible for leading the finance, accounting, corporate strategy and investor relations functions.

“Howard is joining Ultragenyx and its leadership team during a pivotal period as our robust late-stage pipeline is maturing and we are preparing for the next phase of company growth,” said Emil D. Kakkis, M.D., Ph.D., chief executive officer and president of Ultragenyx. “Howard is a seasoned leader with strategic finance and business planning expertise, which will support our efforts to deliver multiple promising therapies to the global rare disease community over the next several years.”

Mr. Horn joins Ultragenyx from Vir Biotechnology, where he served as CFO from 2017 to 2023. As a member of Vir’s founding management team, he successfully led a series of private and public financings and executed multiple foundational transactions that supported the rapid transformation of Vir to a public, commercial-stage organization. Prior to Vir, Mr. Horn served as vice president, business planning at Biogen where he led Biogen's resource allocation processes across all functions and regions. Mr. Horn also served as Biogen's vice president, strategic corporate finance, where he led Biogen's corporate capital allocation processes. Previously, he held positions of increasing responsibility as a consultant in the Pharmaceutical and Medical Products Practice at McKinsey & Company, and as an equity research analyst in the Life Sciences group at UBS Group AG. Mr. Horn received his B.A. in Economics from Princeton University and his M.B.A. from the Wharton School of the University of Pennsylvania.

“I have long admired Ultragenyx and am greatly inspired by the company’s mission and the tremendous potential to help rare disease communities with limited options,” said Mr. Horn. “This is an exciting time to join the company, which I believe is poised for global commercial leadership in rare disease, and I'm looking forward to working closely with the leadership team and board on the next phase of growth.”

About Ultragenyx Pharmaceutical Inc.

Ultragenyx is a biopharmaceutical company committed to bringing novel products to patients for the treatment of serious rare and ultrarare genetic diseases. The company has built a diverse portfolio of approved therapies and product candidates aimed at addressing diseases with high unmet medical need and clear biology for treatment, for which there are typically no approved therapies treating the underlying disease.

The company is led by a management team experienced in the development and commercialization of rare disease therapeutics. Ultragenyx’s strategy is predicated upon time- and cost-efficient drug development, with the goal of delivering safe and effective therapies to patients with the utmost urgency.

For more information on Ultragenyx, please visit ultragenyx.com.

Contacts

Ultragenyx Pharmaceutical, Inc.

Investors

Joshua Higa

415-475-6370

IR@ultragenyx.com

Media

Jeff Blake

415-612-7784

media@ultragenyx.com